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                                                                      EXHIBIT 99

[LOGO OF GUEST SUPPLY/R/ INC.]
4301 U.S. Highway One, P.O. Box 902, Monmouth Junction, NJ 08852-0902
(609) 514-9696  Fax (609) 514-2692 [LOGO]


                                                               December 18, 2000
    Dear Fellow Shareholder:

       As you may know, BFMA Holding Corporation, the parent company of one of Guest Supply's principal competitors, has filed a Proxy Statement with the Securities and Exchange Commission in order to solicit proxies to elect two BFMA nominees as Class C directors at our next Annual Meeting of Shareholders. BFMA's Proxy Statement also says that it has "proposed" to pay $21 per share for all the outstanding shares of Guest Supply common stock that it does not already own.

       BFMA's Proxy Statement is not an offer for your Guest Supply stock, nor has BFMA demonstrated that it has the financial ability to make an offer. If BFMA wants to purchase Guest Supply stock, and if it has the financing to do so, it is free to make an unequivocal offer based on the comprehensive information about the Company that is publicly available and BFMA's own in-depth knowledge of our industry.

       We plan to mail a Proxy Statement containing reasons why you should not vote for BFMA's nominees. In the meantime, we believe you should consider the following information:

      . BFMA has never made a formal offer to acquire Guest Supply and has not demonstrated an ability to finance a purchase at $21 per share.

      . BFMA is the corporate parent of our principal competitor in the lodging amenities business, Marietta Corporation, and is controlled by Barry W. Florescue.

      . We believe that Mr. Florescue has a track record of acting contrary to shareholder interests and for his own financial gain, which leads us to question his true motivation.

      .  BFMA's nominees for the Guest Supply Board of Directors, Logan
         D. Delany, Jr. and Charles W. Miersch, are directors of BFMA and of Marietta, and Mr. Delany's company, Delany Capital Management Corp., is an investor in Marietta. We are convinced they would not represent the interests of all Guest Supply shareholders.

      . Guest Supply has delivered on its strategic plan and is financially strong.

      . In June 2000, Guest Supply retained financial advisers, U.S. Bancorp Piper Jaffray, to assist the Company in exploring strategic alternatives.

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    Your Board believes that, based on its discussions with BFMA dating back over two years, and its knowledge of Mr. Florescue's track record, BFMA is attempting to entice you to vote for its director nominees with an illusory proposal to purchase stock that may never be realized. Your Board also believes that BFMA's nominees, if elected, may pursue a strategy in the interests of BFMA, Marietta and Florescue, rather than in the interests of all Guest Supply shareholders.

BFMA Has Not Made an Offer to Acquire Guest Supply and Has Not Demonstrated an Ability to Finance a Purchase at $21 Per Share

    In its proposal, BFMA says it is "prepared" to pay $21 per share for Guest Supply common stock, but we doubt it will ever actually do so. It says it expects to achieve "cost savings" by combining Guest Supply with Marietta and that it hopes to be able to confirm such savings through due diligence. If--as we expect--the necessary cost savings cannot be confirmed through due diligence, BFMA will presumably re-evaluate its position and either reduce the sum it says it is "prepared" to pay (as it has already done once, from a possible $24 per share to a possible $21 per share) or decline to make any offer.

    From June until September of this year, we had extensive discussions with BFMA, based on BFMA's then-stated intention to offer $24 per share for the Company's stock. In June, we retained U.S. Bancorp Piper Jaffray to assist us in our negotiations with BFMA and to explore other strategic alternatives. We pursued our discussions with BFMA seriously but, after over three months of effort, we terminated negotiations for several reasons, including: (i) our concerns over BFMA's repeated requests for competitively-sensitive information while refusing to sign a Confidentiality Agreement, which it said on several occasions it would sign; (ii) the unresolved issue of how the transaction could be financed, particularly in light of BFMA's stated need to identify at least $10 million in synergies or cost savings to finance the deal; and (iii) a growing distrust of the true motivations of BFMA and Mr. Florescue.

    Now, BFMA has come back with a possible offer to purchase Guest Supply at a lower price in the context of a proxy fight, stating that it may seek to recoup the cost of a proxy contest (which it estimates will be approximately $500,000) from Guest Supply.

BFMA's Nominees Would Be Paralyzed by Conflicts of Interest

    BFMA's nominees, Messrs. Delany and Miersch, are directors of BFMA and Marietta. In addition, Mr. Delany's investment company, Delany Capital Management Corp., lists Marietta as one of its "portfolio companies"--a fact that BFMA and Mr. Delaney have not disclosed in their proxy statement.

    As nominees of our principal competitor, Messrs. Delany and Miersch would be hopelessly conflicted in most important decisions of the Company, including all matters that

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would affect our competitive position in the lodging amenities market.
Moreover, as nominees of a shareholder with an expressed intent to acquire the Company, they would have conflicts regarding their purported objective of arranging for a sale of the Company. Our shareholders should seriously consider whether BFMA's nominees would be motivated to assure the highest price for Guest Supply's shareholders, or--as we fear--the lowest price for BFMA.

    Indeed, the conflict between BFMA's interests and our shareholders' interests is already apparent. We are concerned to hear that Marietta is already attempting to subvert our relationship with at least one long-term customer by telling them not to sign a contract with Guest Supply because Marietta will eventually own us.

Florescue is Not Likely to Enhance Shareholder Value

    According to an article published in Forbes in June 1987, after Mr. Florescue took control of Horn & Hardart through a proxy fight, he drew an annual cash salary of $850,000 but did little to enhance shareholder value. The Forbes article goes on to say that a company co-owned by Mr. Florescue received $1.2 million from Horn & Hardart over three years for the use of two corporate jets.

    According to the Forbes, article "Why Didn't They Pay Him To Stay Home":

    "Last year [1986] . . . Horn & Hardart Co. lost $28.4 million on $405 million in revenues. . . . How did the company go so far astray? Look no further than Barry Florescue, 44, who has been Horn & Hardart's chairman and chief executive officer since 1977."

    "However poorly the company does, Florescue seems to be doing just fine."

    A copy of the Forbes article is enclosed./1/

    In 1996, the United States Office of Thrift Supervision ("OTS") filed civil charges against Mr. Florescue, according to a press release by the OTS. The OTS alleged that when he controlled Century Bank, a Florida Savings and Loan Association, Mr. Florescue illegally used bank assets for his personal use. On June 14, 1996, the Sarasota Herald-Tribune reported that Mr. Florescue allegedly had Century Bank buy a Lexus automobile for his use which he then transferred to his wife; took compensation before it was earned, received reimbursement from the bank for travel and personal expenses not for the benefit of the bank, and caused the bank to lend him money on favorable terms. Mr. Florescue's lawyer was quoted in the June 15, 1996 edition of the Sarasota Herald-Tribune responding to the charges by explaining that, prior to the OTS filing of formal charges, Mr. Florescue had paid the bank back for the vast majority of the questioned items.

    Lastly, Mr. Florescue's company, BFMA, has a history of decreasing its offer as a potential transaction progresses. In 1995, BFMA acquired the stock of Marietta at $10.25 per share after having previously made a bid of $12.30 per share, according to The Reuters Business Report on August 28, 1995. BFMA "proposed" $24 per share for Guest Supply

--------
/1/ Forbes, on behalf of itself and the author, has consented to the use of a reprint of the article as proxy soliciting material. The participants have paid Forbes for the rights to reprint the article.

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this summer and its latest proposal is for a "possible" $21 per share. You should be concerned that if BFMA ever does make a real offer, once all contingencies are removed, the amount offered might be substantially less than even the latest proposal.

Guest Supply is Financially and Strategically Strong

    The Board of Directors and management of Guest Supply continue to act to build value for ALL shareholders. Fiscal 2000 proved that the Company is financially and strategically strong:

  .   Sales growth of 20.7%

  .   Net income increased 35.5% to $1.44 per diluted share

  .   Operating margins increased from 5.1% to 5.6%

  .   Operating income increased 32.9%

  . In August 2000, the Company entered the market for furniture, fixtures, and equipment with the creation of Guest Purchasing Services. Adding the FF&E products expands our potential market from approximately $2.5 billion to over $7 billion

  . Announced the launch of the Company's business-to-business e-commerce site, www.guestsupply.com

  . Engaged U.S. Bancorp Piper Jaffray to pursue and recommend other strategic alternatives

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      Your Board of Directors urges you not to take any action
  concerning BFMA's nominees until you have had a chance to review Guest Supply's proxy materials. We also urge you to read and compare these materials carefully and then decide who is truly acting independently in your best interests.
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    In order to provide sufficient time for shareholders to consider the merits and risks of BFMA's proxy solicitation, your Board of Directors intends to reschedule the Annual Meeting. When the Annual Meeting date is set, shareholders will receive a Proxy Statement from Guest Supply, containing detailed reasons why you should not vote in favor of BFMA's nominees.

                                          Sincerely,

                                          /s/ Clifford W. Stanley

                                          Chairman, President & Chief
                                          Executive Officer

GUEST SUPPLY, INC. AND ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM GUEST SUPPLY SHAREHOLDERS. THE DIRECTORS AND EXECUTIVE OFFICES OF GUEST SUPPLY INCLUDE CLIFFORD W. STANLEY, TERIE UNSWORTH, PETER L. RICHARD, EDWARD J. WALSH, THOMAS M. HAYTHE, GEORGE S. ZABRYCKI, AND PAUL XENIS. COLLECTIVELY, AS OF DECEMBER 1, 2000, THE DIRECTORS AND NAMED EXECUTIVE OFFICER OF GUEST SUPPLY BENEFICIALLY OWNED APPROXIMATELY 14% OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK. SHAREHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING THE INTERESTS OF SUCH PARTICIPANTS BY READING GUEST SUPPLY'S PROXY STATEMENT WHEN IT BECOMES AVAILABLE. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT THAT WILL BE FILED BY GUEST SUPPLY RELATING TO GUEST SUPPLY'S 2001 ANNUAL MEETING WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain a free copy of the proxy statement when it is filed) and other documents filed by Guest Supply with the Securities Exchange Commission at the Commission's web site at www.sec.gov. The proxy statement and such other documents, when filed by Guest Supply with the SEC, may also be obtained for free from Guest Supply, Inc. by directing such request to: MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York, U.S.A., 10010 or by calling 800-322-2885.

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                                    FORBES

                                 June 15, 1987


                     Why didn't they pay him to stay home?



                   Barry Florescue says, "I just washed my
                 hands of operations." Too bad he didn't wash
                        his hands of the job, as well.

By Burr Leonard

  A COLOSSAL ROOFTOP sign at heavily trafficked 45th Street and Avenue of the Americas in New York City points down to Bojangles' Famous Chicken 'N Biscuits. But the gaudy yellow-and-orange storefront, like those of 83 other Bojangles' outlets in 12 states, is boarded up. Last year the Bojangles' chain lost $47.6 million on sales of $90 million. Bojangles' parent, Las Vegas-based Horn & Hardart Co., lost $28.4 million on $405 million in revenues.

  Horn & Hardart, Once famous for its Automat restaurants, long a must for visitors and New Yorkers alike. How did the company go so far astray?

  Look no further than Barry Florescue, 44, who has been Horn & Hardart's chairman and chief executive officer since 1977.

  An accountant by training, Florescue (pronounced Flor-ES-cue) bought six Burger King franchises in Florida and Long Island in the early 1970s and was on the lookout for others.

  He spotted Horn & Hardart, its automated cafeterias had fallen on bad times, and the company had lost direction, veering haphazardly into the mail-order catalog business and fast-food franchises, primarily Burger Kings. "What attracted me to Horn & Hardart," remembers Florescue during an interview in New York City's glamorous Crown Building, "was its Manhattan development rights for Burger King."

  In 1977 Florescue picked up 4% of horn & Hardart for less than $400,000 and took control via a proxy fight The company was losing around $3 million a year at the time. Florescue quickly sold the failing restaurants or converted them into Burger Kings. As a result, shares outstanding have grown from 700,000, when Florescue arrived, to 14.8 million now. For all the dilution, the stock was still hot. Adjusted for splits, it climbed from around $2 in the late 1970s to $29 by 1983.

  Panting for expansion money and eager to show profits on the greatly swollen capitalization, Florescue sold the company's valuable real estate, most of it in Manhattan. The real estate sales have contributed $23 million to reported profits over the past three years.

  What did Florescue do with the money? Better you shouldn't ask. "I did exactly the reverse of what most entrepreneurs are accused of doing," Florescue boasts. "I just washed my hands of operations. My role was to look for acquisitions and to get involved in other external things for the company such as politics, going to trade functions and becoming a true chairman."

  One of Florescue's first acquisitions was the Royal Inn Americana, a Las Vegas casino Horn & Hardart acquired for $14.7 million in December 1979, In less than two years the casino drained the company of $6 million. Florescue sold it to a partnership controlled by his longtime pal Donald Schupak, Horn & Hardart still owns 10% of the casino, holds a $14.5 million mortgage on the property and guarantees $5.8 million in loans to the casino.

  Seven years ago Florescue sank another $2 million of Horn & Hardart's money into a pizza-and entertainment concept called Mark Twain's Riverboat, which failed, although one restaurant still lingers. Then came a nonstarter called Goodbody's, a health-food hamburger idea that had already been tried without success by D'Lites of America.

  Then came Bojangles'. In 1981 Florescue paid $12 million for the regional chicken-and-biscuit chain, whose 40 outlets were clustered mainly around the Carolinas. For the next four years he tried to take the concept national, building or franchising 284 more outlets in 20 states, including New Jersey, Texas, Iowa and Florida.

  Successful franchising, however, requires attention to detail, and as Florescue reminds us, "I washed my hands of operations."

  Some Bojangles' stores were poorly kept. At others, the franchisees walked, leaving behind lawsuits and sticking Horn & Hardart with much of their debt. In situations like this, there is always someone to blame.

  Then who was to blame? Florescue blames John Gerlach, who was Horn & Hardart president from 1982 until 1985. Gerlach now serves as associate director of corporate finance at Bear, Sterns. Says Gerlach, dismissing Florescue alibis:
"The Bojangles' concept has proven not to be a success in markets other than the heartland South around the Carolinas."

  In all this, the board of directors have been wonderfully understanding. Florescue draws an annual cash salary of $850,000, a handsome remuneration for an executive who absents himself from daily operations and who has a terrible record in what he does do.

  The board has also paid $1.2 million over the last three years to a company that is owned by Florescue and Corporate Vice Chairman Donald Schupak for the use of two corporate jets. And it pays Schupak, Florescue's friend who bought Horn & Hardart's casino operation, a $410,000-a-year "consulting fee." However poorly the company does, Florescue seems to be doing just fine.

  In the early 1980s Florescue purchased two shaky Bojangles' operations, 12 outlets in all, situated in southern Florida and New Jersey (6 of which were formerly owned by Horn & Hardart).

  But then the two ventures flopped, losing $2.6 million on $6.8 million in sales in 1985. Florescue was successful in convincing Horn & Hardart's board to buy the two disasters from him for $1 each, plus the assumption of $8.5 million of liabilities. This is now the subject of a shareholders' lawsuit.

  During Florescue's ten-year reign, Horn & Hardart's only significant success has been in the one area Florescue knew little about and did not meddle with: the Hanover House mail-order catalog division. Hanover House has 24 catalogs, offering everything from clothing to stereo equipment. Last year, on revenues of $256 million, Hanover House made $14 million.

  Unfortunately, Florescue now has his hands in Hanover House. In March Horn & Hardart and Lorimar Telepictures put up $4 million each, and Fox Television $2 million, to launch Value Television. This hour-long morning home shopping show uses a talk-show host (currently TV health maven Richard Simmons) to sell high-end merchandise from Hanover House catalog.

  So far VTV has the mark of Florescue on it. The show premiered Jan. 19, and during March it received a dismal 1 rating (i.e. 1% of viewers in the market); a 6 or 7 rating is usually required for such a show to remain on the air.

  What says Barry Florescue to all of this? "What we're trying to get back is a sense of entrepreneurship, a sense of risk-taking and business development," he says. "Whether it's restaurants or direct mail order or retail stores, we feel we understand how to deal with the consumer."

  Maybe so, but Florescue unloaded some 150,000 shares of Horn & Hardart stock last September at a nice premium to the recent price of 12. It takes a lot to send stock south during a roaring bull market, but leave it to Barry
Florescue.
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Reprinted by Permission of Forbes Magazine June 15, 1987 issue (c) 2000 Forbes
Inc. For information on ordering Forbes reprints, please call (212) 620-2399. To subscribe to Forbes magazine, please call (800) 888-9896.